EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 No. 333-136132 pertaining to the National Technical Systems, Inc. 2006 Equity Incentive Plan
(2)	Form S-8 No. 333-106426 pertaining to the National Technical Systems, Inc. 2002 Stock Option Plan
(3)	Form S-8 No. 333-106425 pertaining to the National Technical Systems, Inc. 1994 Stock Option Plan
(4)	Form S-8 No. 333-04905 pertaining to the National Technical Systems, Inc. 1994 Stock Option Plan
(5)	Form S-3 No. 333-152615 pertaining to the registration of 358,713 shares of NTS common stock of our report dated May 2, 2011, with respect to the consolidated financial statements and schedule of National Technical Systems, Inc. included in this Annual Report (Form 10-K) of National Technical Systems, Inc. for the year ended January 31, 2011.

/s/ Ernst & Young LLP

Los Angeles, California
May 2, 2011